SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
☒	Definitive Additional Materials
Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Universal Security Instruments, Inc.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

☒	Fee previously paid with preliminary materials.

Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

VOTE YOUR SHARES

YOU OWN SHARES IN UNIVERSAL SECURITY INSTRUMENTS, INC. (USI)

NYSE AMERICAN: UUU

Even if you sold your shares, you are the record holder as of December 19, 2024, and we need your vote.

USI’S BOARD OF DIRECTORS IS ASKING YOU TO VOTE FOR THE PROPOSALS BELOW,

WHICH, BASED ON USI’S ORIGINAL PROJECTIONS, COULD PROVIDE YOU WITH AN

ESTIMATED CASH DIVIDEND OF $2.51 - $2.58 PER SHARE.

WE CANNOT COMPLETE THE SALE AND DISTRIBUTE THIS CASH WITHOUT THE REQUIRED VOTES.

In December, we mailed you a Proxy Statement* asking for approval to sell substantially all of our assets to Feit Electric Company, which would allow us to pay a liquidating cash distribution estimated to be between $2.51 and $2.58 per share, an 83% to 88% premium over the October 29, 2024 closing price, the day the sale agreement was signed. Please note the distribution range may change based on USI’s financial performance by the time of the closing.

USI’s Board of Directors is asking you vote FOR these proposals:

✅	The Asset Sale
✅	The Plan of Dissolution
✅	The Charter Amendment

HOW TO VOTE (It only takes a few minutes):

•	Call 1-888-742-1305 (have ready your control number, which is printed on the proxy card accompanying this letter).

•	Online at www.investorvote.com/UUU (have ready your control number, which is printed on the proxy card accompanying this letter).

•	In person: Attend the reconvened Special Meeting on April 15, 2025 at USI’s headquarters.

•	DO NOT MAIL IN YOUR PROXY CARD BECAUSE WE WILL NOT RECEIVE IT IN TIME.

Failure to vote FOR these proposals by the April 15 deadline could lead to significant decline in share price, delisting USI from the NYSE, limiting access to shareholder information and significantly reducing your ability to buy and sell shares.

*The Proxy Statement previously sent to you contains important information; please read it carefully. Copies of the Proxy Statement are available for free through the Securities and Exchange Commission’s website at www.sec.gov. The Proxy Statement is also available at www.investorvote.com/uuu.

If you have any questions about the proposals or how to vote, please contact Harvey Grossblatt, CEO of USI at 410-363-3000 ext. 224, or by e-mail at harvey@universalsecurity.com.